March 12, 2012

BrainStorm Cell Therapeutics Expands Pipeline with the Initiation of a Study for Multiple Sclerosis

Proposed Trial Will Build on NurOwn™ Platform to Meet Unmet Needs of Patients with Neurodegenerative Disorders

NEW YORK & PETACH TIKVAH, ISRAEL--(BUSINESS WIRE)-- BrainStorm Cell Therapeutics Inc. (OTCBB: BCLI), a developer of adult stem cell technologies and CNS therapeutics, announces plans to initiate a preclinical study assessing the efficacy of its NurOwn™ stem cell technology in patients with Multiple Sclerosis (MS). Positive proof-of-concept results for MS have been confirmed in a set of in-vitro and in-vivoexperiments, and the Company is working to advance MS into preclinical developmentin Q2 2012.

Based on initial promising pre-clinical data published by the Company's Chief Scientist, Prof. Daniel Offen of Tel Aviv University, BrainStorm has decided to explore MS as an additional indication for its NurOwn technology. The Company will draw plans to initiate pre-clinical safety trials, after which it will seek a leading medical center specializing in MS for clinical trials.

“We have been focused on growing our pipeline of indications using our NurOwn™ stem-cell technology,” commented Dr. Adrian Harel, Acting CEO of BrainStorm Cell Therapeutics. “As we continue our ongoing trials to evaluate the safety, tolerability and therapeutic effects of NurOwn™ in ALS patients, we have determined through positive preliminary animal data that MS will be the next indication to pursue using our technology.”

About NurOwn™
BrainStorm’s core technology, NurOwn™, is based on the scientific achievements of Professor Eldad Melamed, former Head of Neurology, Rabin Medical Center, and Tel-Aviv University, and Professor Daniel Offen, Head of the Neuroscience Laboratory, Felsenstein Medical Research Center at the Tel-Aviv University.

The NurOwn™ technology processes adult human mesenchymal stem cells that are present in bone marrow and are capable of self-renewal as well as differentiation into many cell types. The research team is among the first to have successfully achieved the in-vitro differentiation of adult bone marrow cells (animal and human) into cells capable of releasing neurotrophic factors, such as glial-derived neurotrophic factor (GDNF), by means of a specific differentiation-inducing culture medium.

About Multiple Sclerosis (MS)
Multiple sclerosis (MS) is believed to be an autoimmune disorder that affects the central nervous system (CNS). Autoimmune means that the body’s immune system mistakenly attacks its own tissue, in this case, the tissues of the CNS. With MS, autoimmune damage to neurons disrupts the body’s ability to send and receive signals, thus causing MS-related symptoms. Symptoms may vary due to the location and extent of the damage. Worldwide, MS may affect more than 2 million individuals, including approximately 400,000 people in the United States.

About BrainStorm Cell Therapeutics Inc.
BrainStorm Cell Therapeutics Inc. is a biotechnology company engaged in the development of adult stem cell therapeutic products derived from autologous bone marrow cells and intended for the treatment of neurodegenerative diseases. The Company holds the rights to develop and commercialize its NurOwn™ technology through an exclusive, worldwide licensing agreement with Ramot, the technology transfer company of Tel-Aviv University. For more information, visit the company’s website at www.brainstorm-cell.com.

Safe Harbor Statement
Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include risks associated with BrainStorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. The Company does not undertake any obligation to update forward-looking statements made by us.

Contacts:
BrainStorm Cell Therapeutics Inc. (OTCBB: BCLI)
Adrian Harel, Ph.D., Acting CEO
Phone: +972-3-9236384
Email: aharel@brainstorm-cell.com
www.brainstorm-cell.com
or
IRG, LLC
212-825-3210
Investor Relations:
Adam Holdsworth
aholdsworth@investorrelationsgroup.com
or
Public Relations:
jvasquez@investorrelationsgroup.com

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